Exhibit 99.1

Contact:
Victoria Soares
Investor Relations
650-266-3200

Cell Genesys Announces First Quarter 2009 Financial Results
GVAX Development Terminated – Company Continues to Pursue Strategic Alternatives

SOUTH SAN FRANCISCO, Calif., April 30, 2009 — Cell Genesys, Inc. (NASDAQ: CEGE) today reported financial results for the first quarter 2009. The company reported a net loss of $8.7 million ($0.10 per fully diluted share), for the first quarter of 2009, compared to a net loss of $22.6 million ($0.29 per fully diluted share) for the corresponding period in 2008. The reduction in net loss was primarily the result of the Company’s reduced level of operations following the implementation of its previously announced restructuring plan.

During the first quarter of 2009, the Company continued to explore strategic alternatives, including merger with or acquisition by another company, additional restructuring, repurchase of additional amounts of convertible notes, allocation of its remaining resources toward other biopharmaceutical product areas, which may include the acquisition or licensing of other product candidates and liquidation of the Company. The Company engaged Lazard Freres & Co, LLC in connection with the evaluation of strategic alternatives.

In order to pursue the above strategic alternatives, the Company has implemented its previously described restructuring plan and taken the following steps:

•	Ended the development of GVAX immunotherapy for prostate cancer and oncolytic virus therapy products, closed or transferred all IND filings with the FDA and closed out all clinical trial sites and contracts related to those activities. The Company has transferred the GVAX immunotherapy for prostate cancer IND and remaining clinical product to investigators at Johns Hopkins University while maintaining its commercial rights to this and other GVAX therapy products.

•	Reduced the Company’s staff by approximately 95% from 290 persons to 16 as of the date of this announcement, as a result of eliminating all of the Company’s research and development, manufacturing, clinical and regulatory activities and personnel. The Company expects to reduce headcount further during the next few months as additional activities are phased out or outsourced.

•	Completed the termination of all major facility leases including for the Company’s head office and research facility in South San Francisco, California and for its manufacturing facility in Hayward, California following a payment of $14.7 million to the South San Francisco landlord in December 2008 and a payment of $3.6 million and the issuance of one million shares of common stock to the Hayward landlord in April 2009. The Company would have been obligated to make rental payments of approximately $86 million through the lease expiration in 2018 for South San Francisco, and approximately $24 million through the lease expiration in 2017 for Hayward if it had not terminated these leases. Corporate headquarters have been relocated to short-term office space in South San Francisco.

•	Effective first quarter of 2009, completed termination of the Company’s collaborative agreement with Takeda Pharmaceutical Company Limited for GVAX immunotherapy for prostate cancer. The Company recognized $0.6 million in reimbursement revenue from Takeda related to wind-down costs associated with the now terminated Phase 3 clinical development of this product in the first quarter of 2009.

•	Substantially reduced the number of patents and terminated a number of license agreements in order to reduce costs. Included among the terminated agreements were those relating to the development and commercialization of oncolytic therapies with Novartis Pharma, AG and certain affiliates as well as a gene activation technology license agreement with sanofi-Aventis which resulted in recognition of $0.1 million of revenue.

•	Terminated a Committed Equity Financing Facility with Kingsbridge Capital, Ltd. signed in 2007 due to a substantial fall in our stock price below the minimum purchase price of $1.75 per share. We had previously raised $23.0 million from the sale of 7.1 million shares of our common stock to Kingsbridge under this facility.

•	Repurchased in January 2009 $2.6 million in face value of the Company’s 3.125% convertible notes due in November, 2011 at 60% discount to face value for an average cost of approximately $1 million. As of the date of this announcement, the outstanding note balance is $68.3 million in face value. The Company intends to continue to explore the repurchase of additional amounts of convertible notes to the extent it can do so on favorable terms.

As a result of the Company’s restructuring efforts, the Company recorded a restructuring charge of $2.6 million in the quarter ended March 31, 2009, including $2.8 million for workforce reduction initiatives, and $3.9 million for lease termination costs partially offset by a $4.1 million non-cash gain from recognizing the deferred rent related to terminated operating leases.

As of March 31, 2009, the Company had $77.6 million in cash, cash equivalents and short-term investments. In connection with the Hayward facility lease termination becoming effective, we paid the landlord a lease termination fee of $3.6 million in April 2009, which in addition to ongoing operating expenses will reduce the Company’s cash, cash equivalents and short-term investments from the March 31, 2009 balance.

About Cell Genesys, Inc.

Cell Genesys is headquartered in South San Francisco, California. For additional information, please visit the company’s website at www.cellgenesys.com.

Forward-Looking Statements made herein about the Company, other than statements of historical fact, including statements about future restructuring plans and the Company’s exploration of strategic alternatives including merger with or acquisition by another company, liquidation of the Company, additional restructuring, repurchase of additional amounts of convertible notes and allocation of its remaining resources toward other biopharmaceutical product areas are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks and uncertainties associated with the ability to successfully complete a strategic transaction, the occurrence of additional costs, expenses or other liabilities if the Company enters into a strategic transaction or pursues other strategic alternatives, including without limitation as a result of any litigation or claim asserted in connection with a potential transaction, the possibility that in the event of liquidation the stockholders may receive little or no distribution from the Company, the ability to raise capital, operating expense levels, and other risks. For information about these and other risks which may affect Cell Genesys, please see the Company’s reports on Form 10-K, 10-Q, and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information in this press release.

— FINANCIAL CHARTS TO FOLLOW —

SELECTED CONSOLIDATED FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited, in millions, except per share data)

	Three months ended
	March 31,
	2009	2008

Revenue	$0.7	$13.4
Operating expenses:
Research and development	0.5	29.2
General and administrative	6.9	5.4
Restructuring charges	2.6	—

Total operating expenses	10.0	34.6

Loss from operations	(9.3)	(21.2)
Other income (expense):
Interest and other income	0.1	1.4
Interest expense	(0.6)	(2.7)
Gain from purchase of convertible senior notes	1.5	—
Loss from revaluation of warrant liability	(0.4)	—

Loss before income tax provision	(8.7)	(22.5)
Income tax provision	—	(0.1)

Net loss	$(8.7)	$(22.6)

Basic and diluted net loss per common share	$(0.10)	$(0.29)

Weighted average shares of common stock outstanding – basic and diluted	86.8	78.7

CONSOLIDATED BALANCE SHEET DATA
(in millions)	March 31,	December 31,
	2009	2008

	(unaudited)	Note 1
Cash, cash equivalents and short-term investments, including restricted cash	$77.6	$86.1
Receivable from collaborative partner	0.6	6.5
Prepaid expenses and other current assets	0.7	2.7
Property and equipment, net	0.5	1.6
Unamortized debt issuance costs and other assets	0.9	1.1

Total assets	$80.3	$98.0

Other current liabilities	2.9	5.5
Other non-current liabilities	—	4.0
Accrued restructuring	4.7	4.9
Warrant liability	1.0	0.6
Convertible senior notes	68.3	70.9
Stockholders’ equity	3.4	12.1

Total liabilities and stockholders’ equity	$80.3	$98.0

Note 1. Derived from audited financial statements.

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